Exhibit 12.1
                                                                        3/16/99

                              GEORGIA POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1998






                                                                             Year Ended December 31,

                                                    ========================================================================
                                                        1994           1995            1996          1997             1998
                                                        ====           ====            ====          ====             ====

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:

   Income  Before  Interest  Charges                $  927,336     $  959,692     $  875,626    $  880,209       $  849,056
      Federal and state income taxes                   360,380        411,675        383,668       419,230          493,826
      Deferred  income taxes, net                       34,130         35,367         35,830       (21,874)        (100,301)
      Deferred  investment  tax credits                   (489)         1,127              -             -            7,187
      AFUDC - Debt funds                                11,613         12,123         11,452         9,030            7,117
                                                    -----------    -----------    -----------   --------------  ------------
         Earnings as defined                        $1,332,970     $1,419,984     $1,306,576    $1,286,595       $1,256,885
                                                    ===========    ===========    ===========   ==============  ============




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K

   Interest  on long-term  debt                     $  308,611     $  257,092     $  210,149    $  196,707       $  182,879
   Interest on interim  obligations                     17,529         21,463         15,478         7,795           12,213
   Amort of debt disc, premium  and expense, net        15,776         15,846         14,802        14,191           13,378
   Other interest  charges                              23,483         20,400         21,296        57,623           71,536
                                                    -----------    -----------    -----------   ---------------  -----------
         Fixed charges as defined                   $  365,399     $  314,801     $  261,725    $  276,316       $  280,006
                                                    ===========    ===========    ===========   ===============  ===========



RATIO OF EARNINGS TO FIXED CHARGES                        3.65           4.51           4.99          4.66             4.49
                                                          ====           ====           ====          ====             ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.